     As filed with the Securities and Exchange Commission on August 13, 1998
                                                  Registration No. 333-_________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                  ----------------

                                      FORM S-8

                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                  ----------------

                                LJL BIOSYSTEMS, INC.
               (Exact name of Registrant as specified in its charter)

             DELAWARE                                  77-0360183
     (State of incorporation)               (I.R.S. Employer Identification No.)

                                  405 TASMAN DRIVE
                                SUNNYVALE, CA  94089
                      (Address of principal executive offices)

                                  ----------------

                         1998 EMPLOYEE STOCK PURCHASE PLAN
                                  1997 STOCK PLAN
                         1998 DIRECTORS' STOCK OPTION PLAN
                             1994 EQUITY INCENTIVE PLAN
                             (Full title of the Plans)

                                  ----------------

                                   LEV J. LEYTES
                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                LJL BIOSYSTEMS, INC.
                                  405 TASMAN DRIVE
                                SUNNYVALE, CA  94089
                                   (408) 541-8787
 (Name, address and telephone number, including area code, of agent for service)

                                  ----------------

                                      Copy to:

                                   Mark B. Weeks
                                 Venture Law Group
                             A Professional Corporation
                                2800 Sand Hill Road
                            Menlo Park, California 94025
                                   (650) 854-4488

                                  Page 1 of 8 Pages
                              Exhibit Index on Page 6
                (Calculation of Registration Fee on following page)

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
-----------------------------------------------------------------------------------------------------------------------------------
                                                        CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Proposed            Proposed
                                                          Maximum               Maximum             Maximum            Amount of
                                                        Amount to be         Offering Price        Aggregate         Registration
        Title of Securities to be Registered            Registered(1)          Per Share         Offering Price           Fee
-----------------------------------------------------------------------------------------------------------------------------------
    1998 EMPLOYEE STOCK PURCHASE PLAN*
      Common Stock,
      $0.001 par value . . . . . . . . . . . . . .        300,000 Shares      $4.14 (2)          $1,242,000.00          $366.39

    1997 STOCK OPTION PLAN *
      Common Stock,
      $0.001 par value . . . . . . . . . . . . . .        896,016 Shares      $3.13 (3)          $2,804,530.08          $827.34

      Common Stock,
      $0.001 par value . . . . . . . . . . . . . .      1,174,734 Shares      $4.88 (4)          $5,732,701.92        $1,691.15

    1998 DIRECTORS' STOCK OPTION PLAN*
      Common Stock,
      $0.001 par value . . . . . . . . . . . . . .        150,000 Shares      $4.88 (4)            $732,000.00          $215.94

    1994 EQUITY INCENTIVE PLAN *
      Common Stock,
      $0.001 par value . . . . . . . . . . . . . .        479,250 Shares      $0.21 (3)            $100,642.50           $29.69

      TOTALS                                            3,000,000 Shares      $3.45**           $10,611,874.50        $3,130.51

* as of August 10, 1998
** Average of Offering Price Per Share

--------------------------
(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 (the "SECURITIES ACT") solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sale prices of the Common Stock as reported on The Nasdaq National Market on August 10, 1998, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced Plan.

(3) Computed in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee.
     Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

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(4)  Estimated in accordance with Rules 457(c) and 457(h) under the Securities
     Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on August 10, 1998.

                                   PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "COMMISSION") are hereby incorporated by reference:

     (a) The Registrant's Prospectus filed on March 13, 1998 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing referred to in (a) above; and

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") on January 22, 1998, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.   DESCRIPTION OF SECURITIES.  Not applicable.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain legal matters with respect to the legality of the issuance of the Common Stock registered hereby will be passed upon for the Registrant by Venture Law Group, Menlo Park, California. As of the date of this Registration Statement, certain members of Venture Law Group and investment partnerships of which members of Venture Law Group are partners beneficially own 9,863 shares and options for up to 20,000 shares, respectively, of the Registrants' Common Stock in the aggregate.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under Delaware law. The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the
Delaware General Corporation Law.   In addition, the Registrant has entered into
Indemnification Agreements with its officers and directors.


Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

Item 8.   EXHIBITS.

 Exhibit
 Number
--------
 5.1       Opinion of Venture Law Group, a Professional Corporation. (see p. 7)

 23.1 Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

 23.2      Consent of Independent Accountants (see p. 8).

 24.1      Powers of Attorney (see p. 5).


Item 9.   UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, LJL BioSystems, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 12th day of August, 1998.

                                   LJL BioSystems, Inc.

                                   By:  /s/ Lev J. Leytes
                                        ---------------------------------------
                                        Lev J. Leytes
                                        President and Chief Executive Officer


                                  POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lev J. Leytes and Robert T. Beggs, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                     DATE

 /s/ Lev J. Leytes           President and Chief Executive    August 12, 1998
 ----------------------        Officer (Principal Executive
 Lev J. Leytes                 Officer)



 /s/ Robert T. Beggs         Vice President, Finance and      August 12, 1998
 ----------------------        Administration (Principal
 Robert T. Beggs               Financial and Accounting
                               Officer)

 /s/ Lev J. Leytes           Director                         August 12, 1998
 ----------------------
 Lev J. Leytes

 /s / Galina I. Leytes       Director                         August 12, 1998
 ----------------------
 Galina I. Leytes

 /s/ George W. Dunbar, Jr.   Director                         August 12, 1998
 ----------------------
 George W. Dunbar, Jr.

 /s/ Michael F. Bigham       Director                         August 12, 1998
 ----------------------
 Michael F. Bigham

 /s/ John G. Freund          Director                         August 12, 1998
 ----------------------
 John G. Freund

 /s/ Daniel S. Janney        Director                         August 12, 1998
 ----------------------
 Daniel S. Janney

                                  INDEX TO EXHIBITS


 Exhibit                                                                  Page
  Number                                                                   No.
 -------                                                                  ----
   5.1    Opinion of Venture Law Group, a Professional Corporation           7

   23.1   Consent of Venture Law Group, a Professional Corporation           7
          (included in Exhibit 5.1).

   23.2   Consent of Independent Accountants (see p. 8).                     8

   24.1   Powers of Attorney (see p. 5).                                     5